SUPPLY AGREEMENT

between

NVE Corporation
11409 Valley View Road
Eden Prairie, MN  55344
USA

(hereafter referred to as “Supplier”)

and

Sonova AG
Laubisrütistrasse 28
CH-8712 Stäfa
Switzerland
and its affiliates

(hereafter referred to as “Sonova”)

(Supplier or Sonova hereafter “Party” or “Parties” as the case may be)

Supply Agreement Template v2.7 (21.01.2015)

NVE Corporation / Sonova AG	Supply Agreement

CONTENT
1	PREAMBLE	3
2	PRICE	3
3	PRODUCT SPECIFICATION	3
4	FORECAST AND USAGE	4
5	STOCKS	4
6	ORDERS AND ORDER CONFIRMATIONS	4
7	DELIVERY	5
8	AVAILABILITY OF PRODUCT	5
9	KEY PERFORMANCE INDICATOR (KPI)	5
10	INVOICES AND PAYMENT CONDITIONS	6
11	QUALITY ASSURANCE AND WARRANTY	7
12	APPLICABLE STANDARDS	7
13	CORRECTIVE ACTIONS	8
14	INDEMNIFICATION AND INSURANCE	8
15	INTELLECTUAL PROPERTY RIGHTS	9
16	COMPLIANCE WITH LAWS	10
17	CONFIDENTIALITY	10
18	TERMINATION	11
19	MISCELLANEOUS	11
20	APPLICABLE LAW AND JURISDICTION	12
21	LIST OF APPENDICES	12
22	SIGNATURES	13
APPENDIX A:	SONOVA GROUP SUPPLIER PRINCIPLES (“SGSP”)	14
APPENDIX B:	PRODUCT LIST AND PRICES	17
APPENDIX C:	CORRECTIVE ACTION REPORT FORM	18
APPENDIX D:	KPI VALUATION	20
APPENDIX E:	PERCEIVED SERVICE PERFORMANCE QUESTIONNAIRE	21

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 2 / 21

NVE Corporation / Sonova AG	Supply Agreement

1	PREAMBLE
1.1	Supplier is a manufacturer of magnetic sensor products.
1.2	Sonova has and continues to develop, manufacture and sell hearing systems using magnetic sensors.
1.3	Supplier and Sonova wish to enter in a supply agreement (the “Agreement”) for the supply of the products listed in Appendix B: Product List and Prices (the “Product(s)”), by Supplier.
1.4	It is the intention of the Parties to define in this Agreement the terms and conditions for the supply of Product(s) including the processes linked to the ordering, delivery, payment of the
Product, as well as, in the case it is needed, corrective actions handling, and to describe the precautions that will be taken to ensure quality and availability of the Product.

1.5	Where the context so requires a reference to “Sonova” shall include the Affiliates as defined below. All rights available to Sonova under this Agreement shall be available to the Affiliates as well if and to the extent these Affiliates purchase, process or distribute Products supplied under this Agreement or are subject to a claim in relation to Products supplied under this Agreement.

1.6	“Affiliate” shall mean the parent company of Sonova, Sonova Holding AG, and any legal entity of which at least 50% of the voting shares or similar voting rights now or hereafter are owned or controlled, directly or indirectly by Sonova Holding AG, or in which Sonova Holding AG otherwise has the ability to direct the management, but any such legal entity shall be considered to be an affiliated company only for so long as such control exists (hereinafter referred to as
“Affiliate”).

NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:

2	PRICE
2.1	The prices of the Products are specified in Appendix B: Product List and Prices for “the financial year 2015 until 2020” and are applicable from “August 20 2015 until 31st of March 2020”.
3	PRODUCT SPECIFICATION
3.1	Sonova and Supplier will agree on specifications (the “Specification”) defining completely the Product to be delivered. This Specification includes but is not limited to:
3.1.1	Technical parameters that the product has to meet;
3.1.2	Reliability tests the Product has to pass;
3.1.3	Packaging and labeling of the Product if required; and
3.1.4	Quality and inspection documents required for each lot.
Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 3 / 21

NVE Corporation / Sonova AG	Supply Agreement

3.2	No change in the Specification and/or in the manufacturing process of the Product that could influence the form, the fit or the function of the Product shall be executed without prior written approval of Sonova.

3.3	Traceability:The production lots shall be identified in order to allow traceability of the final inspection records and of process parameters for failure analysis purposes. Traceability shall be guaranteed for 5 years after delivery of the Product.

4	FORECAST AND USAGE
4.1	Sonova will provide Supplier with monthly rolling forecasts. Rolling forecasts will extend over 10 month:
4.1.1	for materials with the description “Released” the first month is firm and the next 9 months are non-binding forecasts; and
4.1.2	for materials without the description “Released” all quantities must be confirmed with purchase orders. The respective forecasts are not binding.
4.1.3	Sonova shall purchase ** .
5	STOCKS
5.1	Rolling Stocks: Supplier commits to have in house the equivalent of two months of deliveries of Products as finished goods.
5.2	Storage conditions: Storage conditions shall be:
5.2.1	Room temperature storage, 25°C +/- 15°C and Rel. Humidity 40% +/- 20% with the products remaining in the sealed anti-static bags in which they were delivered.
5.3	Shelf life: Under the storage conditions described in Section 5.2, Supplier guarantees that the
Product(s) will not be affected by any significant change in aspect or performance for 24 months after delivery.

6	ORDERS AND ORDER CONFIRMATIONS
6.1	Sonova will issue the purchase orders by mail, FAX or by a mutually agreed electronic data interchange (EDI) system. Sonova will not accept invoices for orders that have been given in any other form. Supplier shall confirm the orders within 5 calendar days upon receipt by signed and dated return FAX of the original order or by Supplier specific documents or by mutually agreed EDI system. Sonova is not bound if the order confirmation deviates from the order.

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 4 / 21

NVE Corporation / Sonova AG	Supply Agreement

7	DELIVERY
7.1	Delivery time: Delivery time is ** from receipt of the order. Delivery time for quantities significantly higher than the forecasted quantities have to be discussed at the time of the order.
7.2	Terms of delivery: Terms of delivery are FOB Eden Prairie, MN, USA, according to Incoterms 2010. Sonova may request Supplier to deliver the Products to any of its Affiliates.
7.3	Late delivery:
7.3.1	If, because of exceptional circumstances, a delivery schedule is in doubt Supplier shall inform
Sonova as soon as NVE is aware of the problem. Supplier shall make every effort to ensure timely deliveries to Sonova before there is a risk of production stop at Sonova. Additionally
Supplier shall start an “Express LOT” in production and set Sonova products on 1st priority level at test as well as in the whole supply chain to reach a dramatically shortened lead time.

7.3.2	Sonova is, in case of late delivery having stopped production, entitled to challenge from supplier best efforts to solve the delivery problem and Supplier agrees to act immediately and provide an action plan to Sonova within one week. The action plan has to define how and when NVE will meet the schedule.

7.4	Packaging, Labeling: Supplier bears the full responsibility for proper packaging.
7.5	Packing Slip: Every lot must bear a numbered delivery note that gives information on the contents (description of Products) including:
7.5.1	The corresponding Sonova order number;
7.5.2	The Sonova part number of the units delivered; and
7.5.3	The lot number with the corresponding quantity.
8	AVAILABILITY OF PRODUCT
8.1	Supplier commits to make every effort to have Product fulfilling the Specifications available in time and quantities planned according to Section 2. Products will be available at least 5 years after signature of the Supply Agreement.

8.2	In case Supplier plans to discontinue the supply of the Product, Supplier will give Sonova one (1) year written notice, before giving Sonova the opportunity to place a last call order.
8.3	Supplier will provide Sonova with a contingency plan that will be applied by Supplier to ensure availability of Product in case of exceptional circumstances and force majeure.
9	KEY PERFORMANCE INDICATOR (KPI)
9.1	Sonova will measure the performance of the Supplier through KPI on a quarterly basis, as defined below:
Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 5 / 21

NVE Corporation / Sonova AG	Supply Agreement

9.2	On Time Delivery (OTD): The actual date of delivery will be compared to the confirmed date of delivery and a valuation will be attributed (see Appendix D: KPI Valuation)
9.3	Incoming Inspection Results (IIR): A valuation will be given based on the number of lots accepted, accepted conditionally or refused at incoming inspection (see Appendix D: KPI Valuation).
9.4	Return Rate from Field (RRF): A valuation based on a target value will be given for the return rate of Hearing Instruments from the field in 90 days (see Appendix D: KPI Valuation).
9.5	Perceived Service Performance (PSP): A questionnaire will be completed by the 3 Sonova locations to give a general evaluation of the service level of the Supplier (see Appendix
E: Perceived Service Performance Questionnaire).

9.6	The valuation of each of these KPI will be made quarterly, in percent. The minimum Performance Level required is:
9.6.1	Average of all KPI, for each Sonova Affiliates: > 95%; and
9.6.2	No KPI below 90%.
9.7	Sonova will provide these results upon request supported by copies of applicable reports showing the basis of the measurements including sufficient information from the PSP questionnaires to allow Supplier to have the opportunity to implement corrective actions.

9.8	In case the performance level is not reached, Sonova is entitled to reduce the share of Product purchased from Supplier while keeping the agreed upon prices and conditions of supply or to terminate the Supply Agreement.

10	INVOICES AND PAYMENT CONDITIONS
10.1	Invoices will be issued not earlier than the date of shipment and will be sent to the following address:
Sonova AG Laubisrütistrasse 28 CH-8712 Stäfa
10.2	If the order is placed by an Affiliate, unless otherwise instructed by Sonova, Supplier shall issue the invoice to the respective Affiliate.
10.3	Invoices will include:
10.3.1	The corresponding Sonova order number;
10.3.2	The Sonova part number of the units delivered (one line per part number); and
10.3.3	The lot number with the corresponding quantity.
10.4	Payment conditions will be net 30 days after reception of the invoice. Sonova may withhold payment in case of quality problem with the goods.
Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 6 / 21

NVE Corporation / Sonova AG	Supply Agreement

11	QUALITY ASSURANCE AND WARRANTY
11.1	Supplier’s control plan: Supplier will provide Sonova with a control plan that shows how Supplier ensures that the Product will meet the Specifications.
11.2	Policy regarding incoming goods: Sonova expects supplier to deliver Products meeting
Specification. An incoming inspection is therefore not required and Sonova will only do sample checks on incoming goods.

11.3	Sonova’s incoming inspection (if any, on a sample basis): Sonova incoming inspection procedure and acceptance criteria will be the object of a written agreement between Supplier and Sonova.
11.4	Warranty: Supplier warrants that the Products have been manufactured in accordance with the applicable Specifications and all laws and regulations applicable and will be free from defects in design, workmanship and materials for a period of 24 months from the date of shipment.

11.5	Remedies: In case of delivery of non-conforming or defective Products, Sonova may, at its discretion require Supplier as soon as reasonably practicable to either repair or replace the
Products, whichever Sonova shall determine, or refund to Sonova the purchase cost of all
Products which do not conform with this Agreement. Alternatively, Sonova may purchase the products elsewhere and any extra expense thus incurred shall be paid by Supplier to Sonova.
Before exercising such right to purchase the products elsewhere Sonova shall give Supplier a reasonable opportunity to replace the defective / non-conforming Products with Products which correspond with the Agreement. Sonova’s right to claim compensation for damages and to terminate the Agreement remains reserved.

12	APPLICABLE STANDARDS
12.1	EEC Medical Directive
12.1.1	The product shall fulfill the requirements to be implemented in a device complying to class 2A of the 93/42/EEC Medical directive as amended from time to time.
12.2	EU RoHS
12.2.1	The European Restriction of Hazardous Substances Directive (2011/65/EU) (“RoHS”) in its
current form restricts the use of 6 hazardous substances in electrical and electronic equipment sold in the EU. RoHS in its current form restricts Lead, Mercury, hexavalent Chromium, and flame retardants PBB and PBDE, to no more than 0.1% by weight in any “homogeneous material” in any part, and it restricts Cadmium to 0.01%. Some classes of electronic equipment are excluded from the scope of RoHS, and RoHS also allows exemptions for some very specific materials.

12.2.2	All parts, materials and products supplied to Sonova shall comply with the applicable form of RoHS at any time.

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 7 / 21

NVE Corporation / Sonova AG	Supply Agreement

12.3	EU REACH
12.3.1	The Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (“REACH”), regulates a large number of substances of very high concern (“SVHC’s”). More substances are added to the SVHC’s candidate list approximately every 6 months.

12.3.2	In addition, certain SVHC’s are subject to “Authorization” (Annex XIV REACH), meaning that only certain narrowly-defined uses are authorized, or they are subject to “Restriction” (Annex
XVII REACH), meaning that they are essentially banned from use.

12.3.3	All parts, materials and products supplied to Sonova shall comply with the applicable form of
REACH at any time. Supplier is obliged to inform Sonova whether any SVHC constitutes greater than 0.1% of the weight of any part, materials or product supplied to Sonova.

12.4	Supplier is obliged to keep up to date on these directives and regulations, to investigate and to track the contents of any parts, materials or products supplied to Sonova accordingly, and to inform Sonova immediately in case any changes to Supplier’s declaration have occurred as a result of an update of the Medical directive, RoHS or the SVHC’s candidate list under REACH.

12.5	Supplier is obliged to inform Sonova of any exemptions, contents and deviations to Medical directive, RoHS and REACH which apply to parts, materials or products supplied to Sonova in written form every half year, having as reporting months January and July.

13	CORRECTIVE ACTIONS
13.1	Quality complaints: If Sonova detects defective Products at any production stage, Sonova will provide a written test report to Supplier. Supplier shall immediately acknowledge receipt and take short term corrective action independent of the cause and of the responsibility for the problem. Supplier shall analyze the problem and provide a written report including long term corrective action within 14 days upon receipt of the written report from Sonova and keep
Sonova informed of the progress in the meantime.

13.2	Corrective action procedure: Supplier shall document corrective actions using the 8D corrective action report of Appendix C: Corrective Action Report Form or equivalent.
14	INDEMNIFICATION AND INSURANCE
14.1	Supplier will protect, indemnify, defend and hold Sonova, its Affiliates, and their respective employees, agents, officers and directors (the “Indemnified Parties”) harmless from and against all liability, losses, damages, cost or expenses which they may at any time suffer, incur or be required to pay based upon the supply of non-conforming or defective Products by
Supplier to Sonova or any breach by Supplier of its obligations hereunder or of any statutory duty or from any act or omission of Supplier’s employees, agents or subcontractors.

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 8 / 21

NVE Corporation / Sonova AG	Supply Agreement

14.2	If the Supplier has entered into an agreement that constitutes an unlawful restraint of competition affecting Products or services supplied to Sonova, it is obliged to pay 30% of the net sales amount of this Agreement (excl. discounts and value added tax) to Sonova. The
Parties reserve the right of proof of a higher or lower damage. The payment obligation shall also apply if this Agreement is terminated for whatever reason. Other contractual or statutory rights of Sonova remain unaffected.

14.3	Supplier confirms that it has appropriate insurance coverage in place of at least US$ 2,500,000 and shall provide Sonova upon first request with a copy of Supplier’s insurance policy. Any limitation in the insurance policy shall not be construed as a limitation on Supplier’s liability under this Agreement.

15	INTELLECTUAL PROPERTY RIGHTS
15.1	Supplier hereby grants to Sonova an irrevocable, exclusive, world-wide and royalty-free license to use Supplier’s Product in Sonova’s applications, to incorporate the Product, to sell it and to have it sold either through Affiliates or through third parties. Supplier warrants that it has carefully reviewed the intellectual property situation in relation to the Products and made all necessary investigations and that the Products do not infringe upon any third party intellectual property rights, including but not limited to patent rights, copyrights and trademarks.

15.2	Supplier will protect, indemnify, defend and hold Sonova, its Affiliates, and their respective employees, agents, officers and directors (“Indemnified Parties”) harmless from and against all liability, losses, damages, cost or expenses (including attorney fees) which they may at any time suffer, incur or be required to pay by reason of any claim, action, suit or proceeding that may be brought for damages or injunctive relief based upon any actual or alleged violation or infringement of any patent, trademark, copyright or other intellectual property right by a Product sold by Supplier to Sonova.

15.3	Sonova shall provide Supplier with written notice of any claim which it believes falls within the scope of this Section 14.2 and shall provide to Supplier reasonable information and assistance in the defense thereof. Supplier agrees at its own expense to defend against any such claims, actions, suits or proceedings, rightfully or wrongfully instituted with legal counsel reasonably acceptable to Sonova; provided however that Supplier shall not settle any claim, action, suit or proceeding which imposes upon Sonova any obligation, or in any way prejudices the rights of
Sonova, without Sonova’s prior written consent. Supplier agrees to satisfy any and all judgments which may be rendered against the Indemnified Parties with respect thereto.
Notwithstanding the foregoing, Sonova shall have the option to mandate attorneys, at the sole cost and expense of Supplier, to defend any claim, action, suit or proceeding in the event
Supplier fails to assume such defense.

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 9 / 21

NVE Corporation / Sonova AG	Supply Agreement

15.4	In the event the Product or any portion thereof is subject of a claim of infringement, Sonova shall permit Supplier to (a) procure the right to continue using the Product; (b) replace or modify the Product to render it non-infringing without material change in the form, the fit and the function; (c) replace the Product with equally suitable non-infringing product; or (d) return of the
Product in exchange for full credit.

15.5	Supplier shall not be liable and shall have no obligation to defend under this Section 14.2 to the extent any claim, demand or cause of action is solely based upon the combination by Sonova of the Product with devices or equipment not sold by Supplier. Supplier shall inform Sonova if it is aware that the combination of the Product with other devices or equipment as intended by
Sonova may infringe upon third party intellectual property rights.

16	COMPLIANCE WITH LAWS
16.1	Supplier shall comply with all applicable laws including but not limited to export control and trade compliance regulations and anti-bribery laws. Supplier shall upon first request of Sonova provide Sonova with all relevant information that Sonova reasonably requires to ensure compliance by Sonova with worldwide export control and trade compliance regulations.

16.2	Supplier adheres to the Sonova Group Supplier Principles (see Appendix A: Sonova GROUP Supplier Principles (“SGSP”)).
17	CONFIDENTIALITY
17.1	Each Party will keep confidential and will not disclose to any third party the details of the collaboration under this Agreement nor any information obtained from another Party which is designated as confidential. No Party will use any information obtained from another Party which is designated as confidential except for the purposes of fulfilling its obligations under this
Agreement. The Parties will advise their employees and Affiliates of the confidential nature of the collaboration under this Agreement and will ensure that such employees and Affiliates comply with the obligations of confidentiality in this Section.

17.2	Information and Marketing to the Public: As a U.S. publicly-traded company, NVE may be required to file this Agreement as a public document with the U.S. Securities and Exchange
Commission. In this case, Supplier agrees to file a Confidential Treatment Request with the
Securities and Exchange Commission to request that details relating to the volume of products purchased by Sonova and the price of the Products be redacted from the public filing. Exclusive of this requirement, any information to the public, such as namely advertisement or marketing, or any reference to Sonova in oral or written presentations or technical documentation and the like, or any other activities conducted towards the public making a reference to Sonova, shall only take place upon prior consultation and mutual consent between the Parties.

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 10 / 21

NVE Corporation / Sonova AG	Supply Agreement

18	TERMINATION
18.1	This Agreement shall remain in force until March 31, 2020 (the “Initial Term”). It shall automatically terminate unless renewed for 5 years by written consent of both Parties at least three (3) months before the expiry of the Initial Term or a renewal term.

18.2	This Agreement may be extraordinarily terminated under the following conditions:
18.2.1	Either Party may terminate this Agreement at any time and with immediate effect by a notice in writing to the other Party if the other Party is in material breach in the performance of one or more of its obligations hereunder, provided that the Agreement shall not be so terminated if the Party in default has cured the default within thirty (30) days after the notice has been given. In case of material breach by Supplier, the Right of Own Manufacture with Technology
Access (as per Section 16) shall continue to apply.

18.2.2	Either Party may terminate this Agreement at any time and with immediate effect by a notice in writing to the other Party if the other Party files for bankruptcy, becomes insolvent, goes into liquidation, winding up proceedings are commenced in relation to it, a receiver, administrator, administrative receiver or manager of its assets is appointed, or any other similar appointment is made under the laws of any jurisdiction.

18.2.3	If a Party shall come under the control of any third party or parties other than an Affiliate and/or in the case of an initial public offering (IPO) and if such change of control or IPO could affect and conflict with the other Party's business interests, then the other Party may, within ninety (90) days of receiving notice of the change of control or IPO, terminate this Agreement by giving thirty (30) days' notice in writing. In such case, the Right of Own Manufacture with
Technology Access (as per Section 18) shall apply.

18.3	Termination of this Agreement shall not release either Party from fulfilling any obligations which it may have incurred prior to any such termination or from the obligation of confidentiality as specified in and referred to throughout this Agreement.

18.4	The following Sections shall continue in full force and effect after expiry or termination of this Agreement for any reason: Sections 2, 11, 14, 14.2, 15, 16, 17, 18, 19 and 20.
19	MISCELLANEOUS
19.1	This Agreement embodies the entire understanding of the Parties as it relates to the subject matter of this Agreement, and this Agreement supersedes any prior agreement or understanding between the Parties with regard to such subject matter.

19.2	No amendment or modification of this Agreement shall be valid or binding upon the Parties unless signed by their respective duly authorized officers.
Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 11 / 21

NVE Corporation / Sonova AG	Supply Agreement

19.3	This Agreement cannot be assigned by any Party (except by Sonova to an Affiliate) without the written consent of the other Party. Any assignment without the written consent of the other Party shall be null and void.

19.4	The waiver by any Party of a breach or default in any of the provisions of this Agreement by another Party shall not be construed as a waiver by such Party of any succeeding breach of the same or other provisions nor shall any delay or omission on the part of any Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

19.5	If any term or provision of this Agreement shall be judged to be invalid, the validity of any other term or provision shall not be thereby affected and such invalid term or provision shall be deemed deleted from this Agreement and shall be replaced by a valid provision that reflects as closely as possible the invalid provision.

20	APPLICABLE LAW AND JURISDICTION
20.1	This Agreement is construed in accordance with and governed by Swiss law. The
UN-Convention on Contracts for the International Sale of Goods as well as general terms of sale of Supplier. General order terms of Sonova shall not be applicable to this Agreement.

20.2	Any disputes arising out of or in connection with this Agreement shall be exclusively submitted to the Commercial Court of the Canton of Zürich.
21	LIST OF APPENDICES
21.1	The following Appendices are attached to and form an integral and binding part of this Agreement:
21.1.1	Appendix A:	Sonova GROUP Supplier Principles (“SGSP”);
21.1.2	Appendix B:	Product List and Prices;
21.1.3	Appendix C:	Corrective Action Report Form;
21.1.4	Appendix D:	KPI Valuation; and
21.1.5	Appendix E:	Perceived Service Performance Questionnaire.

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 12 / 21

NVE Corporation / Sonova AG	Supply Agreement

22	SIGNATURES
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as follows:

For SONOVA AG:	For NVE Corporation:

Place: Stäfa	Place: Eden Prairie, MN

Date: 5.11.15	Date: 13 Nov. 2015

By: /s/ PAUL SCHURTER	By: /s/ DANIEL BAKER
Paul Schurter	Daniel Baker
Director Corporate Procurement	President and CEO

By: /s/ HANS MEHL	By: /s/ JAY L. BROWN
Hans Mehl	Jay Brown
GVP Operations	Vice President, Sensors

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 13 / 21

NVE Corporation / Sonova AG	Supply Agreement

Appendix A:   Sonova GROUP Supplier Principles (“SGSP”)
Released by the CEO of Sonova Holding AG on April 2007 and revised on April 2014.

OBJECTIVE
At Sonova Holding AG and its affiliates (“Sonova”), we have set high standards for the way we conduct business in areas from social and corporate responsibility to sound business ethics, including compliance with all applicable laws and regulations. Sonova Group employees are bound to the
Sonova Group Code of Conduct.

We commit ourselves to behave according to accepted ethical principles when interacting with colleagues, customers, suppliers, business partners and shareholders and equally we expect the same commitment from our suppliers. We request our suppliers to comply with the Sonova Code of
Conduct as amended from time to time and as available in its current version on www.sonova.com unless the supplier has implemented a code of conduct that is as strict as the Sonova Code of
Conduct.

The Sonova Group Supplier Principles (“SGSP”) supplement the Sonova Code of Conduct and define the standards of governance and practice that must be adhered to by all suppliers conducting business with Sonova.

SCOPE
The Sonova Code of Conduct to the extent as set out above and the SGSP apply to all suppliers with whom Sonova have a contractual relationship, including contractors, suppliers of goods and services, co-packers and joint-venture partners (“Suppliers”). It is a prerequisite for doing business with Sonova that any Supplier complies with these SGSP.

Even though Sonova acknowledges that legislation and cultural patterns vary across the world and that Suppliers consequently operate under different circumstances, these SGSP set out the basic requirements any Supplier must comply with. In cases where the law in question is more comprehensive than these SGSP, current law applies. In cases where these SGSP are more comprehensive than the law in question, these SGSP apply.

PRINCIPLES
The Working Environment
The Supplier shall ensure a healthy and safe working environment where the sources of noise and air pollution are under control. Applicable laws and regulations for a good working environment, including the safety and health of the employees, must be complied with. Factory facilities must be well maintained and kept in clean condition.

The Supplier shall especially:
•	Ensure that indoor production and work areas have adequate air circulation.
•	Constantly increase safety in production by ensuring sufficient light in the areas used for – as an example – moulding, printing and finishing activities.
•	Protect the employees against noise and air pollution by mandatory use of protective equipment against damages to hearing, sight, respiratory passages etc. The protective equipment should be made available by the Supplier free of charge.

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 14 / 21

NVE Corporation / Sonova AG	Supply Agreement

•	Ensure the health of the employees by protecting the employees against the risks involved in performing their work.
•	Give reasonable access to drinking water and toilet facilities. Sanitary conditions should be satisfactory and kept clean.
•	Keep well-stocked first-aid kit available in each production unit for medical reasons.
•	Make it possible to exit the facility from inside.
•	Place well-functioning fire alarms and fire extinguishers in each production unit.
•	Store dangerous and/or toxic substances safely in locations that are adequately ventilated and ensure that handling of these materials is safe. Waste from use of dangerous and/or toxic substances should be treated in accordance with applicable law.

Basic Working Conditions
The Supplier shall treat all his employees with respect and dignity and shall ensure all applicable laws and regulations.

The Supplier shall especially:

•	Not use child labor. The term “child” refers to any person employed under the age of 15, or under the age for completing compulsory education, or under the minimum age for employment in the country, whichever is greatest. The use of legitimate workplace apprenticeship programs, however, is supported by us.

•	Not use forced labor, regardless of its form, or involuntary prison labor. Physically abusive disciplinary practices will not be tolerated.
•	Not use illegal workers.
•	Not tolerate harassment or discrimination on the basis of sex, race, color, religion, age, ethnic or national origin, marital/parental status or sexual orientation.
•	Respect the legal rights of employees to join or to refrain from joining worker organizations, including trade unions.
•	Comply with applicable law regulating hours of work. If no current law applies, Sonova stipulates max. standard working hours of 10 hours per day and 50 hours per week. Working hours must be organized in such a way that the employee can plan his own leisure time. In each 7-day cycle the employee is entitled to at least one day off.

•	Comply with the current law concerning wages, compensation for overtime and payment procedures. The employees are entitled to at least a statutory minimum wage or the standard rate in the industry.
Environmental Friendly Production
The Supplier shall operate in a manner that is protective of the environment. At a minimum, the
Supplier shall follow all environmental laws and regulations. The Supplier shall gradually promote environmentally friendly production. Waste, wastewater and energy consumption are important elements in environmentally friendly production. The Supplier must therefore be able to handle his waste, including waste from toxic substances, in a satisfactory way. The Supplier is recommended to use the international standard ISO 14001 as a starting point and a basis for his work.

Subcontractors
If the Supplier retains subcontractors to perform work on the goods or their component parts, the
Supplier will only use subcontractors that will adhere to the requirements of these SGSP.

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 15 / 21

NVE Corporation / Sonova AG	Supply Agreement

Ethical Dealings
The Supplier shall conduct his business in accordance with the highest ethical standards. Suppliers must strictly comply with all laws and regulations on bribery, corruption and prohibited business practices.

Communications and Record Keeping
The Supplier must make the SGSP and other relevant information available to employees in the local language in an accessible way. The Supplier shall maintain documentation necessary to demonstrate compliance with these SGSP and must provide Sonova with access to that documentation upon
Sonova’s request.
Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 16 / 21

NVE Corporation / Sonova AG	Supply Agreement

Appendix B:   Product List and Prices

Phonak Part number	NVE Description
**	**

Sonova Business year April 1st until March 31st	Deviation	Aug. 22nd 2015 til March 31st 2016	April 1st 2016 til March 31st 2017	April 1st 2017 til March 31st 2018	April 1st 2018 til March 31st 2019	April 1st 2019 til March 31st 2020

Case 1 Sonova Demand	+10% / -15%	**	**	**	**	**
Case 1 Price US$/Pc		**	**	**	**	**

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 17 / 21

NVE Corporation / Sonova AG	Supply Agreement

Appendix C: Corrective Action Report Form
CAR Number:		Supplier:
Concern Title:
1. Device information:			Date:
Product type: Lot(s): Quantity: Date(s) delivered: Other identification:
2. Contact persons:			Date:
Name	Phone	Email address

3. Problem description:			Date:
What		Should be	Is	Percentage

4. Interim containment actions:			Date:
What		Who	When	% found
Next information on founding:
5. Root cause definition:			Date:
5.1. Action to find out (if not already known)			Who	When

5.2. Result: Root cause description			Date:

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 18 / 21

NVE Corporation / Sonova AG	Supply Agreement

6. Permanent Corrective action:			Date
What			Who	When

7:Verification of corrective actions:			Date:
What	Who	When	Result

8. Prevention of reoccurrence:			Date:
What			Who	When

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 19 / 21

NVE Corporation / Sonova AG	Supply Agreement

Appendix D:   KPI Valuation

INCOMING INSPECTION
Na= Number of lots accepted Nc= Number of of lots accepted with concession Nr= Number of lots rejected	Valuation: Valuation: Valuation:	100 pts. 50 pts. 1 pt .

Valuation for period: IIR= (100*Na+50*Nc+Nr)/(Na+Nc+Nr)

ON TIME DELIVERY

= (Actual delivery date)-(Delivery date on order confirmation)
T1 = Nber of lots where = -3 to +2 days T2 = Nber of lots where = -3 to -10 days or = +2 to +10 days T3 = Nber of lots where = -10 to -n days or = +10 to +n days	Valuation: Valuation: Valuation:	100 pts. 50 pts. 1 pt .

Valuation for period: OTD=(100*T1+50*T2+T3)/(T1+T2+T3)

RETURN FROM FIELD

Valuation for period: RFF= 1-(Total number of units returned/Total number shipped)
Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 20 / 21

NVE Corporation / Sonova AG	Supply Agreement

APPENDIX E: PERCEIVED SERVICE PERFORMANCE QUESTIONNAIRE
Period : _______________ Performance Level Scale:	Supplier Name:______________________________ 5________ 4________3________2________1 Excellent Good Satisfactory Fair Poor
1. Purchasing and Finance	Score	Prior Score
1.1 Supplier provides adequate confirmations and advance shipping notices.
1.2 Degree of ease with switchboard, voicemail, routing of calls & faxes.
1.3. Responses to any questions are timely and effective.
1.4 Helpfulness and willingness to resolve problems.
1.5 Ability to hold or reduce costs or add value without increasing costs.
1.6 Ability of this supplier to react to changes in requirements within lead-time.
1.7 Supplier invoice accuracy.
2. Incoming Receiving and Stockroom Processes Prior	Score	Prior Score
2.1 Supplier labels all goods with Sonova part number and quantity. Add a bonus point for bar-coded labels.
2.2 Supplier packaging adequacy, quality and ease of handling. Add a bonus point if the supplier packaging is recyclable / re-usable in another application.
2.3 Accuracy of quantities on received goods.
2.4 Shipping documents - accuracy of purchase order lines and release numbers.
3. Engineering, Documentation & Product Development	Score	Prior Score
3.1 Supplier shows evidence of investment in current technology
3.2 Adequacy of catalogues or documentation regarding products or services
3.3 Technical competency of supplier representatives
3.4 Cycle time to provide samples and answers to technical requests
3.5 Time to solve technical problems
4. Quality Audit (Score 5 if there were no quality related problems during the review period)
4.1 Supplier provides timely response to quality problems or inquiries.
4.2 Supplier provides timely documentation for corrective action.
4.3 Supplier solutions provide adequate long term fixes for quality problems.

Totals
Score = 100*Total/76

Phonak Supplier Agreement Final 20151102.docx	Template v2.8	Page 21 / 21